UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the registrant ⌧

Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
⌧	Definitive additional materials
☐	Soliciting material pursuant to §240.14a-12

MID-SOUTHERN BANCORP, INC.

(Name of registrant as specified in its charter)

N/A

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (Check all boxes that apply):

⌧	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On May 16, 2023, Mid-Southern Bancorp, Inc. (the “Company”) issued the following press release in connection with the Company’s annual meeting of stockholders, which contains a copy of a letter to stockholders issued by the Company’s Board of Directors.

Contact:

Alexander G. Babey, President and Chief Executive Officer

Robert W. DeRossett, Chief Financial Officer

Mid-Southern Bancorp, Inc.

812-883-2639

Mid-Southern Bancorp, Inc. Announces Proxy Advisory Firms ISS and Glass Lewis Recommend Stockholders Vote “AGAINST” Stockholder Proposal Recommending the Engagement of an Investment Banking Firm

Salem, Indiana – May 16 2023: Mid-Southern Bancorp, Inc. (the “Company”) (Nasdaq:MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), today issued the following letter to the Company’s stockholders in connection with the Company’s annual meeting of stockholders (the “Annual Meeting”):

May 16, 2023

Dear Stockholder:

In connection with the annual meeting of stockholders (the “Annual Meeting”), the Board of Directors of Mid-Southern Bancorp, Inc. (the “Company”) is proud to announce that leading independent proxy advisory firms, Glass Lewis & Co. and Institutional Shareholder Services, Inc., recently recommended that stockholders vote AGAINST the stockholder proposal recommending the engagement of an investment banking firm to sell the Company. We urge you to vote AGAINST the stockholder proposal by signing, dating and returning the proxy card for the Annual Meeting.

The Board of Directors believes that the stockholder proposal is unnecessary and not in the best interests of the Company or its stockholders. We believe that actively seeking a buyer would be a distraction to the Company and may damage our reputation with our clients by creating uncertainty. In addition, due to the current state of volatility in the capital and credit markets and uncertainty with respect to the health of the U.S. banking system, we believe that the current market is an especially inopportune time to explore a sale of the Company.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitation agent Alliance Advisors toll-free at 1-888-490-5076. We appreciate your prompt attention to this matter, and your continued support of and interest in our Company.

Sincerely yours,

/s/ Dana J. Dunbar

Dana J. Dunbar Chairman of the Board

Important Information

This letter may be deemed to be solicitation material in respect of the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a proxy statement in connection with the Annual Meeting (the “Proxy Statement”), and advises its stockholders to read the Proxy Statement because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov. In addition, the Proxy Statement, proxy card and 2022 Annual Report to Stockholders are available at http://www.viewproxy.com/MSVB/2023. Directions to attend the Annual Meeting, where you may vote in person, can be found online at https://www.mid-southern.com/about-us/investor-relations/. The Proxy Statement and these other documents may also be obtained upon request addressed to the Secretary of the Company at 300 N. Water St. Salem, Indiana 47167.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Annual Meeting. Information regarding the ownership of the Company’s directors and executive officers in the Company’s common stock is included in the Proxy Statement. Changes to such ownership have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Details concerning the nominees of the the Company’s Board of Directors for election at the Annual Meeting are also included in the Proxy Statement.

About the Company

Mid-Southern Bancorp, Inc. is the parent of Mid-Southern Savings Bank, FSB. The Bank is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and loan production offices located in New Albany, Indiana and Louisville, Kentucky.